Exhibit 99.1

YUME NAMES DEREK HARRAR TO ITS BOARD OF DIRECTORS

Redwood City, Calif. – October 5, 2015 – YuMe, Inc. (NYSE: YUME), the global audience technology company powered by data-driven insights and multi-platform expertise, today announced the appointment of Derek Harrar to its board of directors.

“We are excited to welcome Derek to YuMe’s board of directors,” said Jayant Kadambi, Chairman and CEO of YuMe. “Derek’s industry expertise across television and digital video will make him a strong addition to our team.”

“YuMe is uniquely-positioned to capitalize on the migration and fragmentation of television audiences across multiple digital screens,” said Derek Harrar. “It’s an exciting time to join YuMe’s board as the company expands its platform into a programmatic marketplace, and I look forward to contributing to the company’s future success.”

Mr. Harrar brings extensive video management and technology experience to YuMe’s board, having previously led Comcast's video business as senior vice president and general manager of video services. He joined Comcast in 2004 as vice president of business development and was later named vice president of subscriber equipment, followed by vice president of video product management. Prior to joining Comcast, Harrar was co-founder and vice president of business development for MegaSense, a developer of photonic micro-modules and micro-subsystems, and an investment banker for Morgan Stanley. Mr. Harrar also serves on the board of Brightcove, Inc. (NASDAQ: BCOV), a leading global provider of cloud services for video delivery and monetization.

About YuMe

YuMe, Inc. (NYSE: YUME) is a leading provider of digital video brand advertising solutions. Its proprietary data science-driven technologies and large audience footprint drive inventory monetization and enable advertisers to reach targeted, brand receptive audiences across a wide range of Internet-connected devices. Designed to serve the specific needs of brand advertising, YuMe’s technology platform simplifies the complexities associated with delivering effective digital video advertising campaigns in today’s highly-fragmented market. YuMe is headquartered in Redwood City, CA with European headquarters in London and 17 additional offices worldwide. For more information, visit YuMe.com/pr, follow @YuMeVideo and like YuMe on Facebook. Current YuMe logos can be found at www.yume.com/news/logos.

YuMe is a trademark of YuMe. All other brands, products or service names are or may be trademarks or service marks of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements, including, but not limited to, statements about our growth strategy, our operating results, market trends, and quotations from management. These forward-looking statements are subject to risks and uncertainties, assumptions and other factors that could cause actual results and the timing of events to differ materially from future results that are expressed or implied in our forward-looking statements. Factors that could cause or contribute to such differences include competitive trends in a dynamic market, our history of net losses and limited operating history, which make it difficult to evaluate our prospects, our fluctuating quarterly results of operations, and our dependence on a limited number of customers in a highly competitive industry. These and other risk factors are discussed under “Risk Factors” in our Annual Report on Form 10-Q for the second quarter ended June 30, 2015 that has been filed with the U.S. Securities and Exchange Commission (the “SEC”), and in our future filings and reports with the SEC. The forward-looking statements in this press release are based on information available to YuMe as of the date hereof, and YuMe assumes no obligation to update any forward-looking statements.

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Investor Relations

Gary J. Fuges, CFA

ir@yume.com

650-503-7875